EXHIBIT 99.1

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of China Enterprise Overseas Investment & Finance Group Limited

(Incorporated in the British Virgin Islands)

We have audited the accompanyingbalance sheets ofChina Enterprise Overseas Investment & Finance Group Limited (the "Company") as of December 31, 2014 and 2013 and the relatedstatements of operations and comprehensive income (loss), changes in stockholders' equity (deficit) and cash flows for the years then ended (the "years"). Thesefinancial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on thesefinancial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companyas of December 31, 2014 and 2013 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Anthony Kam & Associates Limited

Anthony Kam & Associates Limited

Certified Public Accountants

July 8, 2016

Hong Kong, China

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CHINA ENTERPRISE OVERSEAS INVESTMENT & FINANCE GROUP LIMITED

BALANCE SHEETS

	Notes	December 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents		$-	$-
Total current assets		-	-
Total assets		$-	$-

Liabilities and stockholders' equity (deficit)
Current Liabilities
Other payables	3	$32,000	$-
Total current liabilities		32,000	-

Stockholders' equity (deficit)
Common stock:
50,000 shares authorized, par value HK$1, 15,600 shares issued and outstanding as of December 31, 2014 and December 31, 2013	4	2,013	2,013
Subscription receivable	4	(2,013)	(2,013)
Accumulated deficit		(32,000)	-
Total stockholders' equity (deficit)		(32,000)	-
Total liabilities and stockholders' equity (deficit)		$-	$-

See accompanying notes to thefinancial statements

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CHINA ENTERPRISE OVERSEAS INVESTMENT & FINANCE GROUP LIMITED

STATEMENTS OF OPERATIONS

	Year ended December 31, 2014	Year ended December 31, 2013
Revenue	$-	$-

Expenses
General and administrative	(32,000)	-

Income (loss) from operations	(32,000)	-

Other income(loss)	-	-

Income (loss) before provision for income taxes	(32,000)	-

Provision for income taxes	-	-

Net income (loss)	$(32,000)	$-

Basic and diluted income (loss) per common share	$(2.05)	$0.00

Basic and diluted weighted average common shares outstanding	15,600	15,600

See accompanying notes to thefinancial statements

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CHINA ENTERPRISE OVERSEAS INVESTMENT & FINANCE GROUP LIMITED

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

	Common stock
	Par value HK$1, paid		Subscription	Accumulated	Total
	Number of Shares	Amount	Receivable	Deficit	Equity

Balances at January 1, 2013 and 2014	15,600	$2,013	$(2,013)	$-	$-
Net loss for the year	-	-	-	(32,000)	(32,000)

Balance at December 31, 2014	15,600	$2,013	$(2,013)	$(32,000)	$(32,000)

See accompanying notes to the financial statements

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CHINA ENTERPRISE OVERSEAS INVESTMENT & FINANCE GROUP LIMITED

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2014	Year ended December 31, 2013
Cash flows from operating activities
Net income (loss)	$(32,000)	$-
Adjustment to reconcile net income (loss) to net cash provided by operations:
Changes in operating assets and liabilities:
Other payables	32,000	-
Net cash provided by operating activities	-	-

Cash flows from investing activities
Net cash provided by investing activities	-	-

Cash flows from financing activities
Net cash provided by financing activities	-	-

Net change in cash and cash equivalents	-	-
Cash and cash equivalents - beginning of year	-	-
Cash and cash equivalents - end of year	$-	$-

Supplemental Cash Flow
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See accompanying notes to thefinancial statements

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CHINA ENTERPRISE OVERSEAS INVESTMENT & FINANCE GROUP LIMITED

NOTES TO THE AUDITED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

China Enterprise Overseas Investment & Finance Group Ltd. (the "Company") was incorporated under the laws of the British Virgin Islands on March 10, 2011.

The Company is dormant during the years.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates

The Company prepares itsfinancial statements in accordance with rules and regulations of the Securities and Exchange Commission ("SEC") and accounting principles generally accepted ("GAAP") in the United States of America. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Cash and cash equivalents

The Company considers cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.Cash and cash equivalents were $0 at December 31, 2014 and 2013.

Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the years ended December 31, 2014 and December 31, 2013, the Company did not impair any long-lived assets.

Income tax

The Company accounts for income taxes under ASC 740 "Income Taxes." Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized as of December 31, 2014 and 2013.

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Revenue recognition

The Company will recognize revenue from the sale of products and services in accordance with ASC 605, "Revenue Recognition." Revenue will be recognized only when all of the following criteria are met: persuasive evidence for an agreement exists, delivery has occurred or services have been provided, the price or fee is fixed or determinable, and collection is reasonably assured.

The Company has earned no revenue in the years ended December31, 2014 and 2013.

Earnings per share

The Company has adopted ASC Topic 260, "Earnings per Share," ("EPS") which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation. In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the years. As of December 31, 2014 and 2013, there was no dilutive securities outstanding.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

Economic and political risk

The Company's major operations are conducted in the People's Republic of China (the "PRC"). Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC's economy may influence the Company's business, financial condition, and results of operations.

The Company's major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

Concentration of credit risk

The Company does not have significant concentration of credit risk.

Recent accounting pronouncements

The Company does not expect any of the following recent accounting pronouncements to have a material effect on the Company's financial position, results of operations, or cash flows.

In August 2014, the FASB issued ASU No. 2014-15, "Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern." ASU 2014-15 will explicitly require management to assess an entity's ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. This pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted. Management is currently evaluating the impact of this pronouncement on our consolidated financial statements.

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In November 2014, FASB issued ASU No. 2014-17, (Business Combinations (Topic 805): Pushdown Accounting (a consensus of the FASB Emerging Issues Task Force.) The amendments in this update provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The adoption of ASU 2014-17 did not have a material impact on the Company's consolidated financial statements.

In January 2015, FASB issued ASU No. 2015-01, Income Statement-Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. This Update eliminates from GAAP the concept of extraordinary items. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company does not expect the adoption of ASU 2015-01 to have material impact on the Company's consolidated financial statements.

In April 2015, the FASB issued guidance related to a customer's accounting for fees paid in a cloud computing arrangement. This standard provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. This guidance is effective for interim and annual reporting periods beginning after December 15, 2015, and early adoption is permitted. The Company has adopted this guidance on January 1, 2016. The adoption of this guidance is not expected to have a material impact on its financial position, results of operations or cash flows.

In April 2015, the FASB issued ASU 2015-05, "Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement," which provides guidance about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. This ASU is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015, and early adoption is permitted. The Company is currently evaluating the impact of adopting this guidance.

In August 2015, the FASB issued ASU No. 2015-14, Revenue From Contracts With Customers (Topic 606)." The amendments in this ASU defer the effective date of ASU 2014-09. Public business entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. We are still evaluating the effect of the adoption of ASU 2014-09.

In September 2015, the FASB issued ASU 2015-16, "Simplifying the Accounting for Measurement -Period Adjustments." Changes to the accounting for measurement-period adjustments relate to business combinations. Currently, an acquiring entity is required to retrospectively adjust the balance sheet amounts of the acquiree recognized at the acquisition date with a corresponding adjustment to goodwill as a result of changes made to the balance sheet amounts of the acquiree. The measurement period is the period after the acquisition date during which the acquirer may adjust the balance sheet amounts recognized for a business combination (generally up to one year from the date of acquisition). The changes eliminate the requirement to make such retrospective adjustments, and, instead require the acquiring entity to record these adjustments in the reporting period they are determined. The new standard is effective for both public and private companies for periods beginning after December 15, 2015. The Company is currently evaluating the impact of adopting this guidance.

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In January 2016, the FASB issued ASU 2016-01, which amends the guidance in U.S. GAAP on the classification and measurement of financial instruments. Changes to the current guidance primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new standard is effective for fiscal years and interim periods beginning after December 15, 2017, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company is currently evaluating the impact of adopting this guidance.

In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)" ("ASU 2016-02"). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. The ASU will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance.

In March 2016, the FASB issued ASU 2016-09, "Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting". The amendments are effective for public companies for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Several aspects of the accounting for share-based payment award transactions are simplified, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. The Company is currently in the process of evaluating the impact of the adoption on its financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 3 - OTHER PAYABLES

Other payables represent accrued charges to third parties service providers and are unsecured, interest free and to be settled within one month. As of December 31, 2014 and 2013, other payables were $32,000 and $0, respectively.

NOTE 4 - STOCKHOLDERS' EQUITY

There was 15,600 common stock issued and outstanding as of December 31, 2014 and 2013 with a par value of HK$1 (Honk Kong Dollar) per share. The subscription receivable of $2,013 represents the consideration for the common stock issued which was not received as of December 31, 2014 and 2013.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

From time to time the Company may become a party to litigation matters involving claims against the Company. Management believes that it is adequately insured for its operations and there are no current matters that would have a material effect on the Company's financial position or results of operations.

The Company has no commitments or contingencies as of December 31, 2014 and 2013.

NOTE 6 - SUBSEQUENT EVENTS

Effective November 20, 2014, Yinfu Gold Corporation ("Yinfu") executed anagreement to acquire 100% of the shares and assets of the Company. Pursuant to the agreement, Yinfu has agreed to issue 800 million restricted common shares of Yinfu to the owners of the Company.

The various terms and conditions of the agreement have been fulfilled on January 28, 2015. As a result, the shares as referred to in the agreement made between Yinfu and the Company have been delivered on January 28, 2015.

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